UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 26, 2016

SIENTRA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36709	20-5551000
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

(Address of Principal Executive Offices and Zip Code)

(805) 562-3500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On October 26, 2016, the Board of Directors of Sientra, Inc. (the “Company”) appointed Patrick F. Williams to serve as Chief Financial Officer, Senior Vice President, and Treasurer of the Company.

In connection with such appointment, the Company entered into an employment agreement with Mr. Williams. Under the terms of Mr. Williams’s employment agreement, Mr. Williams will receive an annual base salary of $350,000.00. In addition, Mr. Williams is eligible to receive an annual performance bonus of up to fifty percent (50.0%) of Mr. Williams’s base salary, which is determined by the achievement of certain corporate objectives and personal performance criteria as established by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).  For the partial 2016 employment year, Mr. Williams is eligible for a pro rata portion of performance bonus, based upon the achievement of certain criteria as established by the Compensation Committee. Mr. Williams’s employment is at will.

Mr. Williams will be granted a non-qualified stock option to purchase 300,000 shares of Company common stock with term of ten (10) years at an exercise price per share equal to the closing price of the Company’s common stock on the grant date.  Of the 300,000 shares, (i) 200,000 shares will vest, as to one-fourth, on the one-year anniversary of the grant date, and as to three-fourths, in thirty-six equal consecutive monthly installments commencing on the thirteenth month anniversary of the grant date, and (ii) 100,000 shares will vest in accordance with performance criteria established by the Compensation Committee.

Pursuant to the terms of the employment agreement, Mr. Williams is entitled to severance benefits in the event that either the Company terminates him without cause or he resigns for good reason. The severance amount consists of twelve (12) months of Mr. Williams’s annual base salary, which will be paid on the Company’s normal payroll schedule over the twelve (12) month period following the date of Separation from Service, a lump sum payment equal to the pro-rata portion, if any, of the then-current performance bonus earned as of the date of separation from service, and paid COBRA premiums for the twelve-month period following such termination. In the event that Mr. Williams is terminated within twelve (12) months following a change in control, or if an acquiror does not assume or continue Mr. Williams then unvested equity awards in connection with a Change in Control, in addition to the above severance benefits Mr. Williams’s unvested stock options shall fully vest and be exercisable.

The foregoing is only a brief description of the material terms of the Employment Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Employment Agreement. The Company intends to file a copy of the Employment Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

Mr. Williams served as Chief Financial Officer and Senior Vice President from November 2012 to April 2016 and currently serves as a consultant for ZELTIQ Aesthetics, Inc., a medical device company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform for the aesthetic market. From June 2007 to November 2012, Mr. Williams worked at NuVasive, Inc., a medical device company focused on developing minimally disruptive surgical products and procedurally integrated solutions for the spine, most recently as Vice President of Strategy and Investor Relations and previously as Vice President of Finance and Investor Relations. Prior to NuVasive, Mr. Williams served as Director of Financial Planning and Analysis at Callaway Golf Company. Since August 2016, he has been a Director at Miramar Labs, Inc., a medical device company focused in the dermatology market. Mr. Williams holds an MBA in Finance and Management from San Diego State University and a Bachelor of Arts in Economics from University of California, San Diego.

There is no arrangement or understanding pursuant to which Mr. Williams was selected as Chief Financial Officer, Senior Vice President, and Treasurer, and there are no related party transactions between the Company and Mr. Williams reportable under Item 404(a) of Regulation S-K.

Resignation of Matthew Pigeon as Chief Financial Officer, Senior Vice President and Treasurer

Effective as of October 26, 2016, Matthew Pigeon resigned from his positions as Chief Financial Officer, Senior Vice President, and Treasurer of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SIENTRA, INC.

Dated: November 1, 2016	By:	/s/ Jeffrey Nugent
Jeffrey Nugent
Chairman of the Board and Chief Executive Officer

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